Exhibit 99.1

News Release

Contact:	FOR IMMEDIATE RELEASE
Dennis Curtin
Weis Markets, Inc.
570-847-3636
Dcurtin@weismarkets.com
Twitter: @WMKSpokesman

WEIS MARKETS REPORTS SECOND QUARTER RESULTS
Year-to-date sales, comparable store sales and net income are up

Sunbury, PA (July 26, 2016) - Weis Markets, Inc. (NYSE:WMK) today announced its 2016 second quarter sales increased 1.7 percent to $730.4 million while its comparable store sales increased 1.8 percent compared to the second quarter of last year. Sales increased despite the negative impact of the Easter holiday. In 2016, Easter was on March 27, which fell in the first quarter, compared to 2015, when it was on April 5, which fell in the second quarter. The 2016 sales impact between quarters was approximately $7.1 million, resulting in a 1.0 percent decrease in second quarter comparable store sales.

For the thirteen week period ended June 25, 2016, the Company's net income decreased 8.3 percent to $15.3 million while earnings per share totaled $0.57 per share compared to $0.62 per share for the same period in 2015. Net income for the quarter was negatively impacted by the increase in base wages in the third quarter of 2015 and the Easter calendar shift to the first quarter in 2016.

As a percentage of sales, 2016 second quarter store labor costs increased 0.3% and 0.2% year-to-date compared to the same periods in 2015 due to the increase in its base wages. The increase in its base hourly rate to $9 per hour and related wage compression increased costs by an estimated $2.8 million in the second quarter and $5.5 million year-to-date. Increased employee related expenses were partially offset by savings realized from a store labor efficiency project.

Year-to-Date

For the 26 week period ending June 25, 2016, the Company's sales increased 2.6 percent to $1.5 billion while comparable store sales increased 2.7 percent compared to the same period in 2015. Year-to-date operating income increased 21.8 percent to $55.3 million while net income increased 18.1 percent to $35.4 million. Earnings per share increased 17.9 percent to $1.32 per share.

"Wage increase and Easter calendar shift aside, we continue to post solid results which we attribute to our long-term price investments, increasingly efficient logistics and improved customer experience." said Jonathan H. Weis, Weis Markets Chairman, President and CEO. "During the period, we saw a strong increase in customer traffic which helped generate significant sales increases in produce, deli/food service and pharmacy."

Also during the period, Weis Markets announced plans to acquire 38 Food Lion stores in Maryland, Virginia and Delaware and five Mars Super Markets in Baltimore. The conversion of these stores to Weis Markets branded stores will begin in the third quarter of 2016.

# # #

About Weis Markets
Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 162 stores in Pennsylvania, Maryland, New Jersey, New York and West Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

Second Quarter - 2016
(Unaudited)

	13 Week	13 Week
	Period Ended	Period Ended	Increase
	June 25, 2016	June 27, 2015	(Decrease)
Net Sales	$730,433,000	$718,380,000	1.7%
Income Before Income Taxes	24,739,000	26,151,000	(5.4)%
Provision for Income Taxes	9,474,000	9,507,000	(0.3)%
Net Income	$15,265,000	$16,644,000	(8.3)%
Weighted-Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$0.57	$0.62	$(0.05)

	26 Week	26 Week
	Period Ended	Period Ended	Increase
	June 25, 2016	June 27, 2015	(Decrease)
Net Sales	$1,468,637,000	$1,430,806,000	2.6%
Income Before Income Taxes	56,645,000	46,548,000	21.7%
Provision for Income Taxes	21,252,000	16,581,000	28.2%
Net Income	$35,393,000	$29,967,000	18.1%
Weighted-Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$1.32	$1.12	$0.20